Exhibit (a)(1)

DFC GLOBAL CORP.

STERLING MID-HOLDINGS LIMITED

FUNDAMENTAL CHANGE REPURCHASE OFFER—COMPANY NOTICE

FOR

3.25% Senior Convertible Notes due 2017 (CUSIP Number 23324TAB3)

3.00% Senior Convertible Notes due 2028 (CUSIP Number 256664 AC7)

NOTICE IS HEREBY GIVEN pursuant to (i) Section 3.02 of the Indenture, dated as of April 16, 2012, between DFC Global Corp., a Delaware corporation, as Issuer (“DFC”) and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee” or “Paying Agent”), as supplemented on June 13, 2014 by that certain First Supplemental Indenture between DFC and the Trustee, and as further supplemented on June 19, 2014 by that certain Second Supplemental Indenture among DFC, Sterling Mid-Holdings Limited, a public company incorporated in Jersey (“Mid-Holdings” and together with DFC, the “Company,” “we,” “our” or “us”) and the Trustee (collectively, the “2017 Notes Indenture”), in respect of the Company’s 3.25% Senior Convertible Notes due 2017 (the “2017 Notes”), and (ii) Section 3.02 of the Indenture, dated as of December 21, 2009, between DFC and the Trustee, as supplemented on June 13, 2014 by that certain First Supplemental Indenture between DFC and the Trustee, and as further supplemented on June 19, 2014 by that certain Second Supplemental Indenture among DFC, Mid-Holdings and the Trustee (collectively, the “2028 Notes Indenture” and, together with the 2017 Notes Indenture, the “Indentures”), in respect of the Company’s 3.00% Senior Convertible Notes due 2028 (the “2028 Notes” and, together with the 2017 Notes, the “Notes”), that, at the option of each holder of each series of Notes (each a “Holder”), the Company will repurchase such Holder’s Notes for a fundamental change repurchase price (the “Fundamental Change Repurchase Price”) of 100% of the principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, July 26, 2014 (the thirtieth calendar day from the date of this Company Notice), subject to the terms and conditions of the applicable Indentures, the applicable Notes and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Option”).

Holders may surrender their Notes from the date of this Company Notice through 11:59 p.m. (New York City time) on July 25, 2014 (the “Expiration Date”). Settlement and repurchase of the notes will occur promptly thereafter, expected to be July 28, 2014 (the “Fundamental Change Repurchase Date”). Unless the Company defaults in making payment of the Fundamental Change Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Fundamental Change Repurchase Date. Notes as to which a Fundamental Change Repurchase Notice (as defined below) has been given may be converted into Exchange Property (as defined herein) only if the Fundamental Change Repurchase Notice is withdrawn in accordance with the terms of the applicable Indenture. The Fundamental Change Repurchase Price shall be paid on or promptly following the Fundamental Change Repurchase Date. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the applicable Indentures and the applicable series of Notes.

To exercise your option to have the Company purchase your Notes and receive the Fundamental Change Repurchase Price, you must validly surrender the Notes along with a duly executed Fundamental Change Repurchase Notice in the form attached hereto as Annex A (a “Fundamental Change Repurchase Notice”), if applicable, prior to 11:59 p.m. (New York City time) on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m. (New York City time) on the Expiration Date, by delivering a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.02 of the Indentures. The right of Holders to surrender their Notes for purchase in the Fundamental Change Repurchase Option expires at 11:59 p.m. (New York City time) on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC as described herein.

This Company Notice and the Fundamental Change Repurchase Option have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this Company Notice and the Fundamental Change Repurchase Option or upon the accuracy or adequacy of the information contained or incorporated by reference in this Company Notice. Any representation to the contrary is a criminal offense.

Further, the Fundamental Change Repurchase Option is not being made to any Holder of Notes in Jersey and no person shall circulate in Jersey this Company Notice.

No person has been authorized to give any information or to make any representation other than those contained in this Company Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Company Notice is accurate as of any date other than the date on the front of this Company Notice. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained in this Company Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors or its employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes for purchase.

You should consult your own financial and tax advisors regarding the surrender of your Notes pursuant to the Fundamental Change Repurchase Option in light of your specific tax and investment situation and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

THIS COMPANY NOTICE IS BEING DELIVERED TO HOLDERS IN LIEU OF EXHIBIT D TO EACH OF THE INDENTURES; ANNEXED AS ANNEX D HERETO IS THE FORM OF EXHIBIT D TO EACH OF THE INDENTURES WITH APPROPRIATE CROSS-REFERENCE AS TO WHERE THE APPLICABLE INFORMATION IS LOCATED IN THIS COMPANY NOTICE.

The Trustee, Paying Agent and Conversion Agent for all series of Notes is U.S. Bank National Association:

By First Class Mail or by Hand:

Corporate Trust Support Services

Attn: Specialized Finance Department

60 Livingston Avenue

EP-MN-WS2N

St. Paul, MN 55107

By Courier or Overnight Delivery:

Corporate Trust Support Services

Atten: Specialized Finance Department

111 Filmore Avenue

St. Paul, MN 55107

By Facsimile 1-651-466-7372 For Information: 1-651-466-7150 By Electronic Mail escrowexchangepayments@usbank.com

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: June 27, 2014

QUESTIONS AND ANSWERS REGARDING THE FUNDAMENTAL CHANGE REPURCHASE OPTION

The following are answers to questions that you may have about the Fundamental Change Repurchase Option. To understand the Fundamental Change Repurchase Option fully and for a more complete description of the terms of the Fundamental Change Repurchase Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included Page references to direct you to a more complete description of the topics in this summary.

What was the Merger and how did that impact DFC Global Corp. and my Notes?

Pursuant to the Agreement and Plan of Merger, dated as of April 1, 2014, among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (as successor in interest to LSF8 Sterling Merger Company, LLC, “Purchaser,” and together with Parent, the “Purchaser Parties”), and DFC (as the same may be amended from time to time, the “Merger Agreement”), Purchaser merged with and into DFC on June 13, 2014 (the “Merger”), with DFC surviving the merger as a wholly owned subsidiary of Parent. Each issued and outstanding share of DFC’s common stock was converted into the right to receive $9.50 in cash (the “Exchange Property”), other than (i) shares held in the treasury by DFC or owned, directly or indirectly, by the Purchaser Parties or their affiliates or by any wholly owned subsidiary of DFC, which were cancelled without any payment, and (ii) shares held by any DFC stockholder who properly perfected appraisal rights under Delaware law.

As a result of the Merger, DFC ceased to be a public company and became owned, directly or indirectly, by Lone Star Americas Acquisitions, LLC and certain of its affiliates (“Lone Star,” or the “Sponsor”).

Prior to consummation of the Merger, DFC offered to purchase for cash any and all outstanding series of Notes pursuant to a tender offer (the “Tender Offer”). The Tender Offer closed on June 16, 2014. Pursuant to the Tender Offer, $229,563,000 in aggregate principal amount of 2017 Notes were accepted for purchase by DFC at a purchase price of $1,003.30 per $1,000 principal amount of 2017 Notes, $36,195,000 in aggregate principal amount of the 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) were accepted for purchase by DFC at a purchase price of $1,002.98 per $1,000 principal amount of 2027 Notes, and $119,280,000 aggregate principal amount of the 2028 Notes were accepted for purchase by DFC at a purchase price of $1,003.08 per $1,000 principal amount of 2028 Notes. All Notes tendered and accepted for purchase pursuant to the Tender Offer have been cancelled.

As of the date hereof, $437,000 aggregate principal amount of the 2017 Notes remain outstanding, $0 aggregate principal amount of the 2027 Notes remain outstanding and $720,000 aggregate principal amount of the 2028 Notes remain outstanding.

The Merger and the replacement of the board of directors of DFC by Lone Star constituted a “Fundamental Change” pursuant the definition thereof and pursuant to Section 3.02 of each of the Indentures. The date of the Fundamental Change was June 13, 2014, the date the Merger was consummated and the board of directors replaced.

Who is Sterling Mid-Holdings Limited?

Mid-Holdings, a private company incorporated in Jersey with registered number 115653 and an indirect wholly-owned subsidiary of Lone Star, is the direct parent company of DFC following the Merger. In connection with the Merger, Lone Star effected the reorganization of certain entities through which it owns, directly or indirectly, DFC and its subsidiaries. As a result of this reorganization, among other things, DFC transferred ownership of certain subsidiaries to Mid-Holdings.

In connection with such reorganization, Mid-Holdings assumed the obligations of DFC under the Indentures and the Notes as if Mid-Holdings had originally been named the “company” and the “obligor” therein. However, DFC was not released from any of its obligations under each of the Indentures and remains an obligor under the Notes. Effectively, each of DFC and Mid-Holdings are now co-obligors under each of the Indentures and the Notes and both are co-bidders in this tender offer.

In connection with such assumption of obligations by Mid-Holdings, Mid-Holdings also provided a full and unconditional indemnity and provision for additional amounts for any incremental amounts required to be withheld from payments or deliveries to Holders or beneficial owners of the Notes under applicable United States or foreign laws, rules, regulations or authorities and any other incremental tax liabilities or costs of such Holders or beneficial owners of Notes as a result of such transaction.

The internal reorganization referred to above and consummated on June 19, 2014 may also have constituted a “Fundamental Change” pursuant to Section 3.02 of each of the Indentures.

Who is offering to purchase my Notes?

Each of DFC and Mid-Holdings, as obligors under the Indentures, are obligated, at your option, to purchase your validly surrendered 2017 Notes and 2028 Notes.

Why is the Company offering to purchase my Notes?

The right of each holder (the “Holder”) of the Notes to sell and our obligation to purchase such Holder’s Notes pursuant to the terms and conditions of the applicable Indentures, the Notes and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Option”), is a term of each of the series of Notes and has been a right of Holders from the time the Notes were originally issued. We are required to repurchase the Notes of any Holder exercising the Fundamental Change Repurchase Option pursuant to the terms of the applicable Indentures and the Notes.

Which Notes are the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of June 27, 2014, $437,000 aggregate principal amount of the 2017 Notes were outstanding, $0 aggregate principal amount of the 2027 Notes were outstanding and $720,000 aggregate principal amount of the 2028 Notes were outstanding. The 2017 Notes were issued pursuant to the 2017 Notes Indenture and the 2028 Notes were issued pursuant to the 2028 Notes Indenture.

How much will the Company pay and what is the form of payment?

Pursuant to the terms of each of the Indentures and the Notes, we will pay, in cash, a fundamental change repurchase price equal to 100% of the principal amount of the applicable series of Notes plus accrued and unpaid interest to, but not including, July 26, 2014 (the “Fundamental Change Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders. The Fundamental Change Repurchase Price shall be paid on or promptly following the Fundamental Change Repurchase Date.

How will the Company fund the purchase of the Notes?

We intend to use available cash on hand to fund the purchase of the Notes. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders.

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Option.

What does the board of directors of DFC or Mid-Holdings think of the Fundamental Change Repurchase Option?

The board of directors of both DFC and Mid-Holdings has not made any recommendation as to whether you should surrender your Notes for purchase in the Fundamental Change Repurchase Option. You must make your own decision whether to surrender your Notes for purchase in the Fundamental Change Repurchase Option and, if so, the amount of Notes to surrender.

When does the Fundamental Change Repurchase Option expire?

The Fundamental Change Repurchase Option expires at 11:59 p.m. (New York City time) on July 25, 2014 (the “Expiration Date”). Settlement and repurchase of the notes will occur promptly thereafter, expected to be July 28, 2014 (the “Fundamental Change Repurchase Date”). We will not extend the period Holders have to accept the Fundamental Change Repurchase Option unless required to do so by applicable U.S. federal securities laws.

The Fundamental Change Repurchase Date is the date by which the Fundamental Change Repurchase Notice pursuant to Section 3.02 of the Indentures must be delivered to the Paying Agent or the applicable ATOP procedures described herein must be followed in order for a Holder to exercise its repurchase rights.

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

What are the consequences of holding onto my Notes following expiration of the Fundamental Change Repurchase Option?

Holders of Notes should be aware that if they do not tender pursuant to this Fundamental Change Repurchase Option and their Notes remain outstanding following consummation of the Fundamental Change Repurchase Option, Holders of the Notes will be effectively subordinated (i) to the extent of the value of the DFC and Mid-Holdings collateral supporting the senior secured notes (the “New Notes”) issued by the Purchaser Parties (or their affiliates) in connection with the Merger as well as the $125 million senior secured asset-based revolving loan facility (the “ABL”) entered into by the Purchaser Parties (or their affiliates) in connection with the Merger, (ii) to the extent of the value of the assets of DFC and any DFC subsidiaries that guarantee the New Notes and the ABL, and (iii) to the extent of the value of the assets of Mid-Holdings and any Mid-Holdings subsidiaries that guarantee the New Notes and the ABL. The New Notes and the ABL will each be secured by substantially all assets of DFC and the guarantors of the New Notes and the ABL, respectively, subject to certain exceptions.

Each of us and our affiliates, including our executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Fundamental Change Repurchase Option until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Option, our business and financial position and general economic and market conditions.

How do I surrender my Notes?

There are three ways to tender your Notes:

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Fundamental Change Repurchase Option and holds physical certificates evidencing such Notes must complete and sign a Fundamental Change Repurchase Notice in the form attached hereto as Annex A (a “Fundamental Change Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Fundamental Change Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Fundamental Change Repurchase Option set forth in this Company Notice.

If I surrender my Notes, when will I receive payment for them?

The Fundamental Change Repurchase Price shall be paid on or promptly following the Fundamental Change Repurchase Date. We will forward to the Paying Agent the appropriate amount of cash required to pay the Fundamental Change Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder for each series of Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders.

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 11:59 p.m. (New York City time) on the Expiration Date.

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m. (New York City time) on the Fundamental Change Repurchase Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.02 of the Indentures and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m. (New York City time) on the Expiration Date.

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Option, we will not purchase your Notes in the Fundamental Change Repurchase Option and such Notes will remain outstanding subject to their existing terms.

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof.

If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. However, as result of the Merger, the Notes are no longer convertible into common stock of DFC but solely into the Exchange Property ($9.50 in cash per share) at the applicable conversion rate that would have applied just prior to the consummation of the Merger, as more fully set forth below.

In respect of the 2017 Notes, the “Applicable Conversion Rate” is 46.8962 shares of DFC common stock per $1,000 principal amount of 2017 Notes. Holders of 2017 Notes who wish to exercise conversion rights will not receive common stock but rather $9.50 times the Applicable Conversion Rate, equaling $445.51 per $1,000 principal amount of 2017 Notes, which would result in a payout to Holders of 2017 Notes significantly less than what such Holders would receive pursuant to the Fundamental Change Repurchase Option.

In respect of the 2028 Notes, the “Applicable Conversion Rate” is 51.8032 shares of DFC common stock per $1,000 principal amount of 2028 Notes. Holders of 2028 Notes who wish to exercise conversion rights will not receive common stock but rather $9.50 times the Applicable Conversion Rate, equaling $492.13 per $1,000 principal amount of 2028 Notes, which would result in a payout to Holders of 2028 Notes significantly less than what such Holders would receive pursuant to the Fundamental Change Repurchase Option.

If you submit a Fundamental Change Repurchase Notice or otherwise comply with DTC’s ATOP procedures for tendering pursuant to this Company Notice, you will only be able to exercise your conversion rights if you submit a Withdrawal Notice or otherwise comply with DTC’s ATOP procedures for withdrawal.

What are the income tax consequences if I tender my Notes?

The receipt of cash in exchange for Notes pursuant to the Fundamental Change Repurchase Option will be a taxable transaction for United States federal income tax purposes. See “Material U.S. Federal Income Tax Consequences” in this Company Notice. This Company Notice includes only a summary of the possible tax consequences to you of tendering your Notes. You should consult with your own tax advisor regarding the actual tax consequences to you.

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indentures, is serving as Paying Agent in connection with the Fundamental Change Repurchase Option. Its address and telephone number are set forth on the front cover Page of this Company Notice.

Whom can I talk with regarding questions about the Fundamental Change Repurchase Option?

Questions and requests for assistance in connection with the surrender of Notes for purchase in the Fundamental Change Repurchase Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

Has a Dealer Manager been engaged by us in relation to the Fundamental Change Repurchase Option?

We have not engaged a dealer manager to assist with the Fundamental Change Repurchase Option.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE OPTION

1. Information Concerning DFC and Mid-Holdings. We are obligated to purchase the Notes at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the applicable Indentures and the Notes. The Notes are convertible into Exchange Property, subject to the terms and conditions specified in the Indentures and the Notes.

DFC is a Delaware corporation formed in 1990. Through DFC’s subsidiaries, DFC provides retail financial services to the general public through a network of 1,532 locations (of which 1,522 are DFC owned) operating principally as The Money Shop®, Money Mart®, InstaCheques®, Suttons & Robertsons®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM , Super Efectivo®, MoneyNow!®, Express Credit Amanet® and Monte Caja Oro® in the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania and the Republic of Ireland. This network of stores offers a variety of financial services including unsecured short-term consumer loans, secured pawn services, gold buying, check cashing, money transfer services and various other related services. DFC also offers Internet-based short-term consumer loans in the United Kingdom primarily under the brand names Payday UK® and Payday Express®, in Canada under the kyzoo and paydayloan.caSM brand names, and primarily under the OK Money brand name in the Czech Republic, Spain, Sweden and Poland (where DFC also offers a product branded kyzoo). DFC offers longer term unsecured loans in Poland through in-home servicing under the trade name Optima®, an installment loan in the United Kingdom branded as Ladder Loans®, and a consumer line of credit in Finland offered by DFC Nordic Oyj. In addition, DFC’s DFS subsidiary provides fee-based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced primarily under an agreement with a third-party lender through its branded Military Installment Loan and Education Services, or MILES®, program. DFC’s principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312 and DFC’s telephone number is (610) 296-3400. As a result of the reorganization effected by Lone Star following the Merger, certain subsidiaries of DFC were transferred to Mid-Holdings. As a result, certain of the activities above are now being carried out by former DFC subsidiaries directly owned by Mid-Holdings.

Mid-Holdings a private company incorporated in Jersey with registered number 115653 and an indirect wholly-owned subsidiary of Lone Star and the direct parent company of DFC following the Merger. Mid-Holdings is not a public reporting company in the United States subject to reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the Merger, Mid-Holdings also assumed the obligations of DFC under the Notes and the respective Indentures on June 19, 2014 (however, DFC remains an obligor under the Notes and the respective Indentures, as more fully described herein).

2. Information Concerning the Notes. The 2017 Notes were issued pursuant to the 2017 Notes Indenture and the 2028 Notes were issued pursuant to the 2028 Notes Indenture.

Prior to consummation of the Merger, DFC offered to purchase for cash any and all outstanding series of Notes pursuant to a tender offer (the “Tender Offer”). The Tender Offer closed on June 16, 2014. Pursuant to the Tender Offer, $229,563,000 in aggregate principal amount of 2017 Notes were accepted for purchase by DFC at a purchase price of $1,003.30 per $1,000 principal amount of 2017 Notes, $36,195,000 in aggregate principal amount of the 2027 Notes were accepted for purchase by DFC at a purchase price of $1,002.98 per $1,000 principal amount of 2027 Notes, and $119,280,000 aggregate principal amount of the 2028 Notes were accepted for purchase by DFC at a purchase price of $1,003.08 per $1,000 principal amount of 2028 Notes. All Notes tendered and accepted for purchase pursuant to the Tender Offer have been cancelled.

As of the date hereof, $437,000 aggregate principal amount of the 2017 Notes remain outstanding, $0 aggregate principal amount of the 2027 Notes remain outstanding and $720,000 aggregate principal amount of the 2028 Notes remain outstanding.

Cash interest accrues on each series Notes in accordance with the terms of the applicable Indentures and the Notes and, in respect of the 2017 Notes, is payable semi-annually on April 15 and October 15 of each year to the person in whose name a Note is registered at the close of business on the preceding April 1 and October 1, respectively. In respect of the 2028 Notes, cash interest is payable semi-annually on April 1 and October 1 of each year to the person in whose name a Note is registered at the close of business on the preceding March 15 and September 15, respectively.

The 2017 Notes will mature on April 15, 2017, unless earlier converted, redeemed or repurchased in accordance with the terms of the 2017 Notes Indenture and the 2017 Notes. The 2028 Notes will mature on April 1, 2028, unless earlier converted, redeemed or repurchased in accordance with the terms of the 2028 Notes Indenture and the 2028 Notes.

2.1. The Company’s Obligation to Purchase the Notes. Pursuant to the terms of Section 3.02 of the Indentures and the Notes, we are obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder’s option, by the Fundamental Change Repurchase Date. This Fundamental Change Repurchase Option will expire at 11:59 p.m. on the Expiration Date. We reserve the right to make changes to the terms of the Fundamental Change Repurchase Option, including changing the Fundamental Change Repurchase Date, if reasonably necessary to comply with applicable U.S. federal securities laws and regulations. If we make any change to this Fundamental Change Repurchase Option which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Company Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Fundamental Change Repurchase Date for a period of five to 10 business days, depending on the significance of the change or waiver, if the Fundamental Change Repurchase Option would otherwise expire during the five to 10 business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release, a posting on the Company’s website or such other means we deem appropriate. Our purchase of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

2.2. Fundamental Change Repurchase Price. Pursuant to the terms of the Indentures and the Notes, the Fundamental Change Repurchase Price to be paid by us for each series of the Notes is 100% of the principal amount of the applicable Notes, plus accrued and unpaid interest on the applicable Notes to, but not including, the Fundamental Change Repurchase Date. We will pay the Fundamental Change Repurchase Price in cash with respect to any and all Notes validly surrendered for purchase prior to the Fundamental Change Repurchase Date and not withdrawn prior to 11:59 p.m. (New York City time) on the Expiration Date. The total amount of funds required by us to purchase all of the Notes is approximately $1,167,955.75 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders.

The Fundamental Change Repurchase Price shall be paid on or promptly following the Fundamental Change Repurchase Date.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indentures and the Notes and bears no relationship to the market price of the Notes. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for purchase.

None of DFC, Mid-Holdings, their respective boards of directors or any of their respective employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make its own decision whether to surrender its Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

2.3. Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash on hand to pay the Fundamental Change Repurchase Price for such Notes. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders. The Fundamental Change Repurchase Price shall be paid on or promptly following the Fundamental Change Repurchase Date.

2.4. Conversion Rights of the Notes. Holders that do not surrender their Notes for purchase pursuant to the Fundamental Change Repurchase Option will maintain their conversion rights with respect to their Notes, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. However, as result of the Merger, the Notes are no longer convertible into common stock of DFC and are only convertible into the Exchange Property ($9.50 in cash per share) at the applicable conversion rate that would have applied just prior to the consummation of the Merger, as more fully set forth below.

In respect of the 2017 Notes, the “Applicable Conversion Rate” is 46.8962 shares of DFC common stock per $1,000 principal amount of 2017 Notes. Holders of 2017 Notes who wish to exercise conversion rights will not receive common stock but rather $9.50 times the Applicable Conversion Rate, equaling $445.51 per $1,000 principal amount of 2017 Notes, which would result in a payout to Holders of 2017 Notes significantly less than what such Holders would receive pursuant to the Fundamental Change Repurchase Option.

In respect of the 2028 Notes, the “Applicable Conversion Rate” is 51.8032 shares of DFC common stock per $1,000 principal amount of 2028 Notes. Holders of 2028 Notes who wish to exercise conversion rights will not receive common stock but rather $9.50 times the Applicable Conversion Rate, equaling $492.13 per $1,000 principal amount of 2028 Notes, which would result in a payout to Holders of 2028 Notes significantly less than what such Holders would receive pursuant to the Fundamental Change Repurchase Option.

If you submit a Fundamental Change Repurchase Notice or otherwise comply with DTC’s ATOP procedures for tendering pursuant to this Company Notice, you will only be able to exercise your conversion rights if you submit a Withdrawal Notice or otherwise comply with DTC’s ATOP procedures for withdrawal.

2.5. Market for the Notes and DFC’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. As of June 27, 2014, $1,157,000 aggregate principal amount of the Notes was outstanding.

As a result of the Merger, each issued and outstanding share of DFC’s common stock was converted into the right to receive $9.50 in cash, other than (i) shares held in the treasury by DFC or owned, directly or indirectly, by the Purchaser Parties or their affiliates or by any wholly owned subsidiary of DFC, which were cancelled without any payment, and (ii) shares held by any DFC stockholder who properly perfected appraisal rights under Delaware law. As a result of the Merger, DFC ceased to be a public company and became owned, directly or indirectly, by Lone Star. As such, DFC’s common stock no longer trades on NASDAQ.

2.6. Optional Redemption. Beginning on April 5, 2015 the 2028 Notes become redeemable for cash at our option at any time, in whole or in part, at a redemption price equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the date fixed for redemption, as provided in the applicable Indenture and the Notes. However, effective on the date of this Company Notice, we and our affiliates, including our executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing or redeeming Notes (or the right to purchase or redeem Notes) other than through the Fundamental Change Repurchase Option until at least the tenth business day after the Fundamental Change Repurchase Date. As of the date of this Company Notice, no redemptions of any series of Notes have occurred since December 31, 2012.

2.7. Holders’ Right to Require Repurchase Upon a Change of Control. Each Holder may require us to repurchase all or any part of his or her Notes if there is a Change of Control (as defined in the Indentures) at the Fundamental Change Repurchase Price in cash equal to the principal amount of Notes to be redeemed plus any accrued and unpaid interest to, but not including, the repurchase date.

2.8. Ranking. The Notes are general unsecured subordinated obligations of ours and rank equally in right of payment with all of our existing and future unsecured subordinated indebtedness, and are contractually subordinated in right of payment to our unsubordinated indebtedness and effectively subordinated in right of payment to our secured indebtedness, to the extent of the value of the assets securing such indebtedness, and to all liabilities and preferred equity of our subsidiaries.

Holders of Notes should be aware that if they do not tender pursuant to this Fundamental Change Repurchase Option and their Notes remain outstanding following consummation of the Fundamental Change Repurchase Option, Holders of the Notes will be effectively subordinated (i) to the extent of the value of the collateral supporting the New Notes issued by the Purchaser Parties (or their affiliates) in connection with the Merger as well as the ABL entered into by the Purchaser Parties (or their affiliates) in connection with the Merger, (ii) to the extent of the value of the assets of any DFC subsidiaries that guarantee the New Notes and the ABL, and (iii) to the extent of the value of the assets of Mid-Holdings as Mid-Holdings guarantees the New Notes and the ABL. The New Notes and the ABL will each be secured by substantially all assets of DFC and the guarantors of the New Notes and the ABL, respectively, subject to certain exceptions. Mid-Holdings guarantees the New Notes and the ABL.

2.9. Dividends. The Holders of Notes are not entitled to dividends.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes on or before 11:59 p.m. (New York City time) on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 11:59 p.m. (New York City time) on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1. Method of Delivery. The Trustee has informed us that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Fundamental Change Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2. Agreement to be Bound by the Terms of the Fundamental Change Repurchase Option. By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased pursuant to the terms and conditions set forth in this Company Notice;
•	you agree to all of the terms of this Company Notice;

•	you have received this Company Notice and acknowledge that this Company Notice provides the notice required pursuant to the Indentures and the Notes;

•	upon the terms and subject to the conditions set forth in this Company Notice, the Indentures and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to us all right, title and interest in and to all the Notes surrendered, (ii) waive any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) release and discharge us and our directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to U.S. federal securities laws) and (iv) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as our agent, for the Fundamental Change Repurchase Price of any surrendered Notes that are purchased by us), all in accordance with the terms set forth in this Company Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by us we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon our request, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase prior to 11:59 p.m. (New York City time) on the Expiration Date and not withdrawn prior to 11:59 p.m. (New York City time) on the Expiration Date will be purchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indentures, the Notes, the Company Notice and related notice materials, as amended and supplemented from time to time;

•	payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from us and transmitting such payments to such Holders;

•	surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 11:59 p.m. (New York City time) on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Notes.

Notes Held Through a Custodian. If you wish to tender Notes pursuant to this Company Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 11:59 p.m. (New York City time) on the Expiration Date. We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. If you are a DTC participant who wishes to tender Notes pursuant to this Company Notice, you must surrender to us your beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 11:59 p.m. (New York City time) on the Fundamental Change Repurchase Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m. (New York City time) on the Fundamental Change Repurchase Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Fundamental Change Repurchase Option, including those set forth above under the heading “Agreement to be Bound by the Terms of the Fundamental Change Repurchase Option.”

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Fundamental Change Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Fundamental Change Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Fundamental Change Repurchase Date.

All signatures on a Fundamental Change Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Fundamental Change Repurchase Notice need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Fundamental Change Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 11:59 p.m. (New York City time) on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 11:59 p.m. (New York City time) on the Expiration Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m. (New York City time) on the Fundamental Change Repurchase Date. Notes withdrawn from the Fundamental Change Repurchase Option may be re-surrendered by following the surrender procedures described in Section 3 above; provided, however, in order for Notes to be validly re-surrendered pursuant to this Company Notice, such Notes must be surrendered for purchase pursuant to procedures described in Section 3 above prior to 11:59 p.m. (New York City time) on the Expiration Date.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 11:59 p.m. (New York City time) on the Expiration Date. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.02 of the Indentures and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m. (New York City time) on the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 11:59 p.m. (New York City time) on the Expiration Date.

5. Payment for Surrendered Notes. On the Fundamental Change Repurchase Date, we will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Fundamental Change Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 11:59 p.m. (New York City time) on the Expiration Date and not validly withdrawn such delivery prior to 11:59 p.m. (New York City time) on the Expiration Date. The Fundamental Change Repurchase Price shall be paid on the Fundamental Change Repurchase Date, which shall be promptly following the Expiration Date and is expected to be July 28, 2014. It is expected that DFC will be the obligor liaising with DTC for payment of the Fundamental Change Repurchase Price to Holders.

The total amount of funds required to purchase all of the Notes is approximately $1,167,955.75 (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

Unless the Company defaults in making payment of the applicable Fundamental Change Repurchase Price, applicable Interest and any Additional Amounts on the applicable series of Notes subject to this Company Notice shall cease to accrue from and after the Fundamental Change Repurchase Date.

6. Notes Acquired. Any Notes purchased by us pursuant to the Fundamental Change Repurchase Option will be cancelled by the Trustee, pursuant to the terms of the applicable Indentures.

7. Plans or Proposals of DFC and Mid-Holdings. Except as publicly disclosed in those filings listed under Item 12 of this Company Notice “Additional Information”, on or prior to the date of this Company Notice, neither DFC nor Mid-Holdings has any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Fundamental Change Repurchase Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving either entity or either entity’s subsidiaries;

•	any purchase, sale or transfer of a material amount of assets or the assets of either entity’s subsidiaries;

•	any material change in indebtedness or capitalization of either entity;

•	any change in either entity’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on either board or to change any material term of the employment contract of any executive officer;

•	any other material change in either entity’s corporate structure or business;

•	the acquisition by any person of additional securities of either entity or the disposition of either entity’s securities; or

•	any changes in either entity’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of either entity.

8. Interests of Directors, Executive Officers and Affiliates of DFC and Mid-Holdings in the Notes. Except as otherwise disclosed below, based on a reasonable inquiry by us:

•	no executive officers, directors, subsidiaries or other affiliates of either DFC or Mid-Holdings beneficially owns any Notes;

•	we will not purchase any Notes from either entity’s executive officers, directors, subsidiaries or other affiliates; and

•	with the exception of the Tender Offer discussed herein, during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

Except as described in the previous sentence, neither we nor, to our knowledge after making reasonable inquiry, any of our executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Option or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

A list of the directors and executive officers of DFC and Mid-Holdings is attached to this Company Notice as Annex C.

9. Purchases of Notes by the Company and Its Affiliates. Each of us and our affiliates, including our executive officers and directors, is prohibited under applicable U.S. federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Fundamental Change Repurchase Option until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, we and our affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Fundamental Change Repurchase Option, our business and financial position and general economic and market conditions.

10. Agreements Involving the Company’s Notes. The Indentures are the only agreements into which we have entered relating to the Notes.

All agreements involving other securities issued by us are described in detail in the documents incorporated by reference into this Company Notice, and no provisions in such agreements are material to the Fundamental Change Repurchase Option or the Notes.

11. Material Tax Consequences.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, BENEFICIAL OWNERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS COMPANY NOTICE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE MATTERS ADDRESSED HEREIN; AND (C) BENEFICIAL OWNERS OF THE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general discussion of the material U.S. federal income tax consequences of the Fundamental Change Repurchase Option (the “Repurchase Option”) to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is for general information only and does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws

(such as financial institutions, broker-dealers, cooperatives, regulated investment companies, real estate investment trusts, insurance companies, certain U.S. expatriates, tax-exempt organizations, traders in securities that elect to apply a mark-to-market method of accounting, U.S. Holders that have a functional currency other than the U.S. dollar or persons that are, or hold their Notes through, partnerships or other pass-through entities) or to persons who hold the Notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences other than U.S. federal income tax consequences. This discussion deals only with persons who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This discussion is based on the Code, Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). No opinion of counsel or IRS ruling has been or will be sought by DFC regarding any matter discussed herein. Beneficial owners of the Notes are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the purchase of the Notes pursuant to the Repurchase Option, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is: (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person.” A “Non-U.S. Holder” means any beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a “U.S. Holder.”

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns a Note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Payments Pursuant to the Repurchase Option

It is expected, and we have assumed for purposes of this disclosure, that DFC will be the obligor liaising with DTC for payments to Holders pursuant to the Repurchase Option. If instead Mid-Holdings or another entity provides for the payments pursuant to the Repurchase Option, the U.S. federal income tax consequences may differ materially from those described below. In addition, non-U.S. withholding taxes may be imposed on payments made by Mid-Holdings. Notwithstanding the foregoing, Mid-Holdings will provide a full and unconditional indemnity and provision for additional amounts for any incremental amounts required to be withheld from payments to Holders or beneficial owners of the Notes under applicable U.S. or foreign laws, rules, regulations or authorities and any other incremental tax liabilities or costs of such Holders or beneficial owners of Notes as a result of such payments.

Tendering U.S. Holders

Purchase of the Notes

Subject to the discussion of “Market Discount” below, a U.S. Holder whose Notes are purchased pursuant to the Repurchase Option will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received (other than amounts received in respect of accrued but unpaid interest, which will be taxed as described below) and the U.S. Holder’s adjusted tax basis in such Notes at the time of the purchase. A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note to such U.S. Holder, increased by any market discount previously taken into income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by any bond premium previously amortized by the U.S. Holder with respect to the Note and the amount of any cash payments (other than payments of stated interest) received on the Note. Amortizable bond premium is generally defined as the excess, if any, of a U.S. Holder’s tax basis in a Note immediately after its acquisition (reduced by an amount equal to the value of the conversion option) over the sum of all amounts payable on the Note after the purchase date, other than payments of stated interest.

Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to its Notes is more than one year at the time of the purchase. Non-corporate U.S. Holders are generally subject to reduced rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Notes (generally, Notes acquired at the same cost in a single transaction) that are purchased pursuant to the Repurchase Option.

Interest

Amounts received by a U.S. Holder attributable to accrued but unpaid interest on a Note will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income, regardless of whether the U.S. Holder otherwise recognizes an overall loss as a result of the purchase.

Market Discount

If a U.S. Holder acquired the Notes after their original issuance, such Notes may have market discount. The market discount on a Note is the excess, if any, of the stated principal amount of the Note over the U.S. Holder’s tax basis in the Note immediately after its acquisition. If such market discount exceeds a statutorily defined de minimis amount, any gain recognized on the sale of the Note pursuant to the Repurchase Option will be treated as ordinary income rather than capital gain to the extent of any accrued market discount on the date of sale, unless the U.S. Holder has made an election to include market discount in income as it accrues. Market discount will be treated as accruing ratably over the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note or, at the election of the U.S. Holder, on a constant yield basis.

Additional tax on net investment income

U.S. Holders that are not corporations will generally be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the Notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Backup Withholding and Information Reporting

The withholding agent with respect to a U.S. Holder’s Notes will generally be required to file information returns with the IRS in connection with the purchase of such Notes (except in the case of certain “exempt recipients”). Backup withholding (currently imposed at a rate of 28%) will apply unless the U.S. Holder (1) is exempt from backup withholding and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding (generally on IRS Form W-9) and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount so withheld will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the holder timely furnishes the required information to the IRS.

Tendering Non-U.S. Holders

Purchase of the Notes

Subject to the discussion of “Accrued and Unpaid Interest” below, a Non-U.S. Holder whose Notes are purchased pursuant to the Repurchase Option will not generally be subject to U.S. federal income tax on any gain recognized on the purchase of such Non-U.S. Holder’s Notes, unless:

•	the gain is effectively connected with the conduct of a U.S. trade or business carried on by the Non-U.S. Holder (and, if required by the terms of an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder); or

•	in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the purchase in the same manner as a U.S. Holder, except as otherwise required by an applicable tax treaty, and if such holder is a corporation, it will also be subject to branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the gain derived from the purchase, which may be offset by certain U.S. source capital losses.

Interest

Subject to the discussion of withholding and backup withholding below, a Non-U.S. Holder will not generally be subject to U.S. federal income tax on cash received in respect of accrued but unpaid interest on the Notes, provided that

•	the interest is not effectively connected with the conduct of a U.S. trade or business carried on by such Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of DFC entitled to vote;

•	the Non-U.S. Holder is not a bank that acquired a Note in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to DFC (directly or indirectly) through sufficient stock ownership; and

•	certain certification requirements are met.

These certification requirements will generally be met if the Non-U.S. Holder provides to the withholding agent an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury Regulations.

If any of the requirements described in the preceding first four bullet points is not satisfied, a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a rate of 30% with respect to payments pursuant to the Repurchase Option that are attributable to accrued but unpaid interest on the Notes, unless the Non-U.S. Holder provides to the withholding agent a properly executed (1) IRS Form W-8BEN or other applicable form claiming an exemption from or reduction in U.S. federal withholding tax under an applicable treaty or (2) IRS Form W-8ECI certifying that interest paid on the Notes is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a U.S. trade or business carried on by such Non-U.S. Holder. Any such effectively connected interest income will generally be subject to U.S. federal income tax in the same manner and to the same extent as if it were recognized by a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax at a rate of 30%, or a lower rate provided by an applicable treaty.

The certification requirement is not met if the withholding agent has actual knowledge or reason to know that the Non-U.S. Holder is a United States person, as defined under the Code, that is not an exempt recipient. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Backup Withholding and Information Reporting

A Non-U.S. Holder will not generally be subject to backup withholding on proceeds from the purchase of its Notes and on the cash received for the accrued but unpaid interest on the Notes, provided that the Non-U.S. Holder provides the withholding agent with the appropriate IRS Form W-8 or otherwise establishes an exemption and the withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person that is not an exempt recipient. Information reporting will generally apply to the portion of the proceeds from the purchase of the Notes attributable to accrued but unpaid interest paid to Non-U.S. Holders. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Additional information reporting requirements may apply to the proceeds from the purchase of the Notes.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amount so withheld will generally be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the holder timely furnishes the required information to the IRS.

Non-Tendering Holders

Non-tendering U.S. Holders and Non-U.S. Holders will have no U.S. federal income tax consequences as a result of the Repurchase Option.

12. Additional Information. In connection with the Merger, DFC caused to be filed with the SEC a Form 25 on June 13, 2014 and a Form 15 on June 24, 2014 delisting its common stock from NASDAQ and terminating DFC’s reporting obligations under the Exchange Act. As a result of the Merger, DFC is no longer a public company subject to periodic reporting obligations under the Exchange Act. However, DFC remains subject to other filing obligations under the Exchange Act until 90 days following the effectiveness of DFC’s Form 15 filing (expected approximately September 24, 2014).

As a result, DFC has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Annual, quarterly and current reports, proxy statements and other information DFC filed with the SEC prior to the consummation of the Merger can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home Page on the Internet at www.sec.gov.

In particular, DFC is hereby incorporating by reference the following information DFC filed with the SEC prior to consummation of the Merger:

•	DFC’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and filed with the SEC on August 29, 2013 (including the portions of any proxy statement for a 2014 annual meeting of shareholders incorporated by reference therein);

•	DFC’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2013 and filed with the SEC on November 11, 2013, for the fiscal quarter ended December 31, 2013 and filed with the SEC on February 10, 2014, and for the fiscal quarter ended March 31, 2014 and filed with the SEC on May 12, 2014;

•	DFC’s Current Reports on Form 8-K filed with the SEC on July 2, 2013, October 30, 2013, November 21, 2013, December 19, 2013, December 23, 2013, February 3, 2014, March 26, 2014, April 2, 2014 (except with respect to Item 2.02 of such report and Exhibits 99.1 and 99.2 thereto), April 14, 2014, May 15, 2014, May 27, 2014, May 28, 2014 (three filings) (except with respect to Item 7.01 of any such report and Exhibits 99.1thereto), May 29, 2014 (two filings), June 5, 2014, June 6, 2014 (but only with respect to the filing containing Items 5.07, 8.01 and 9.01) and June 13, 2014 (two filings and except with respect to Item 2.01 of any such report);

•	DFC’s Schedule TO, related exhibits, and related amendments relating to its Offer to Purchase for Cash Any and All of its 3.25% Senior Convertible Notes due 2017, 2.875% Senior Convertible Notes due 2027, and 3.00% Senior Convertible Notes due 2028, as filed with the SEC on May 15, 2014 and June 13, 2014; and

•	DFC’s Form 25 filed June 13, 2014 and Form 15 filed June 24, 2014.

The Schedule TO to which this Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

Mid-Holdings is not, nor has ever been, subject to periodic reporting obligations under the Exchange Act. Mid-Holdings, however, is listed as co-bidder on the Schedule TO filed by DFC.

13. No Solicitations. We have not employed any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Option.

14. Definitions. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the applicable Indentures and the Notes.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the applicable Indentures or the Notes or any applicable laws on the other hand, the terms of the applicable Indentures or the Notes or applicable laws, as the case may be, will control.

None of DFC, Mid-Holdings or their respective board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.

This Company Notice and the Fundamental Change Repurchase Option have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness or merits of this Company Notice and the Fundamental Change Repurchase Option or upon the accuracy or adequacy of the information contained or incorporated by reference in this Company Notice. Any representation to the contrary is a criminal offense.

Further, the Fundamental Change Repurchase Option is not being made to any Holder of Notes in Jersey and no person shall circulate in Jersey this Company Notice.

ANNEX A

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

TO:	DFC GLOBAL CORP. / STERLING MID-HOLDINGS LIMITED
U.S. BANK National Association

The undersigned registered Holder of the Notes designated below hereby irrevocably acknowledges receipt of a notice (the “Company Notice”) from DFC Global Corp. (formerly Dollar Financial Corp.) and Sterling Mid-Holdings Limited (collectively, the “Company”) regarding the right of Holders to elect to require the Company to repurchase their Notes and requests and instructs the Company to repay the entire principal amount of such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the applicable Indenture for the series of Notes listed below, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the applicable Indenture for the series of Notes listed below. The Notes shall be repurchased by the Company promptly following the Fundamental Change Repurchase Date, pursuant to the terms and conditions specified in the applicable Indenture, the Notes and the Company Notice.

NOTICE: The signature below of the Holder of the Notes designated below must correspond with the name as written upon the face of such Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Series of Notes:

Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program, New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	DFC GLOBAL CORP. / STERLING MID-HOLDINGS LIMITED
U.S. BANK National Association

The undersigned registered owner of the Notes designated below hereby withdraws its election to require DFC Global Corp. (formerly Dollar Financial Corp.) and Sterling Mid-Holdings Limited (collectively, the “Company”) to repurchase such Notes, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the applicable Indenture for the series of Notes listed below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the applicable Indenture for the series of Notes listed below.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Notes in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Series of Notes:

Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

DFC AND MID-HOLDINGS BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of the DFC directors and executive officers and the Mid-Holdings directors. Mid-Holdings has no executive officers, as Jersey company law does not recognize the concept of executive officers.

Name	Title	Company

Kyle Scott Volluz	Director	DFC

Bradley Patton Boggess	Director	DFC

Jeffrey A. Weiss	Chief Executive Officer	DFC

Randy Underwood	Executive Vice President, Chief Financial Officer and Assistant Secretary	DFC

Michael Hudachek	Chief Operating Officer	DFC

Michael Coury	Executive Vice President and Chief Innovation Information Officer	DFC

William M. Athas	Senior Vice President of Finance, Chief Accounting Officer and Corporate Controller	DFC

Kyle Scott Volluz	Director	Mid-Holdings

Bradley Patton Boggess	Director	Mid-Holdings

The business address of each DFC person set forth above is 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312. The business address of each Mid-Holdings person set forth above is 47 Esplanade, St. Helier, Jersey, JE1 0BD.

ANNEX D

DFC GLOBAL CORP.

NOTICE OF OCCURRENCE

OF FUNDAMENTAL CHANGE

June 27, 2014

To the Holders of the 3.25% Senior Convertible Notes Due 2017 (the “2017 Notes”) and the 3.00% Senior Convertible Notes due 2028 (the “2028 Notes” and, together with the 2017 Notes, the “Securities”) issued by DFC Global Corp.:

DFC Global Corp. and Sterling Mid-Holdings Limited (collectively, the “Company”) pursuant to the Company Notice to which this Annex D is attached hereby notifies you, pursuant to Section 3.02 of (i) that certain Indenture (as supplemented or amended from time to time, the “2017 Notes Indenture”), dated as of April 16, 2012 between the Company and U.S. Bank National Association (the “Trustee”), and (ii) that certain Indenture (as supplemented or amended from time to time, the “2028 Notes Indenture” and, together with the 2017 Notes Indenture, the “Indentures”), dated as of December 21, 2009 between the Company and the Trustee, that a Fundamental Change (as such term and other capitalized terms used herein and not otherwise defined herein is defined in the Indentures) as described below has occurred. Attached as Annex A to the Company Notice is the form of Fundamental Change Repurchase Notice to be completed by you if you wish to have your Securities repurchased by the Company. The Company Notice also sets forth the applicable procedures you should follow if you wish to tender your Securities pursuant to DTC’s Automated Tender Offer Program. As all the Securities are held in book-entry form, the Company encourages you to tender your Securities pursuant to DTC’s Automated Tender Offer Program and the procedures described in the Company Notice.

1.	Fundamental Change: See “What was the Merger and how did that impact DFC Global Corp. and my Notes?” on page 2 of the Company Notice for a description of the Fundamental Change and the events surrounding the Fundamental Change.

2.	Date by which Fundamental Change Repurchase Notice must be delivered by you to Paying Agent (or proper compliance with DTC’s ATOP procedures must be followed) in order to have your Securities repurchased: Prior to 11:59 p.m. on July 25, 2014. See cover of the Company Notice and the defined term “Expiration Date” for the deadline by which you must tender your Securities to have them repurchased in the Fundamental Change Repurchase Option (as defined in the Company Notice).

3.	Fundamental Change Repurchase Date: Expected to be July 28, 2014. See cover of the Company Notice for the Fundamental Change Repurchase Date.

4.	Fundamental Change Repurchase Price: See cover of the Company Notice for the Fundamental Change Repurchase Price.

5.	Paying Agent and Conversion Agent: U.S. Bank National Association

6.	Applicable Conversion Rate: See “If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?” on page 6 of the Company Notice. Securities will retain their conversion rights, but only into the cash merger consideration a holder of Securities would have received prior to the consummation of the Fundamental Change. See also Section 2.4 of the Company Notice section entitled “IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE OPTION”.

7.

The Securities as to which you have delivered a Fundamental Change Repurchase Notice to the Paying Agent may be converted if they are otherwise convertible pursuant to Article 10 of the Indentures and the terms of the Securities only if you withdraw such Fundamental Change Repurchase Notice pursuant to the terms of the Indentures. See “If I do not surrender my Notes for purchase, will I continue to be able to exercise my conversion rights?” on page 6 of the Company Notice. You must withdraw any tender of Securities in order to convert into the cash merger consideration you would have received prior to the consummation of the Fundamental Change. See also Section 2.4 of the Company Notice section entitled “IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE OPTION”.

8.	The Securities as to which you have delivered a Fundamental Change Repurchase Notice must be surrendered by you (by effecting book entry transfer of the Securities or delivering Certificated Securities, together with necessary endorsements, as the case may be) to U.S. Bank National Association c/o Corporate Trust Support Services, Attn: Specialized Finance Department, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107 or by facsimile at 1-651-466-7372 in order for you to collect the Fundamental Change Repurchase Price.

9.	The Fundamental Change Repurchase Price for the Securities as to which you have delivered a Fundamental Change Repurchase Notice and not withdrawn such Notice shall be paid (or proper compliance with DTC’s ATOP program and for which no notice of withdrawal is submitted), subject to receipt of funds and/or securities by the Paying Agent, promptly following the Expiration Date on the Fundamental Change Repurchase Date.

10.	In order to have the Company repurchase your Securities, you must comply with the procedures set forth in Section 3 of the Company Notice section entitled “IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE OPTION”.

11.	In order to withdraw any valid tender of Securities, you must deliver to the Paying Agent, prior to 11:59 p.m. (New York City time) on the Expiration Date, a written notice of withdrawal specifying (i) the certificate number, if any, of the Securities in respect of which such notice of withdrawal is being submitted, (ii) the principal amount of the Securities in respect of which such notice of withdrawal is being submitted and (iii) if you are not withdrawing your Fundamental Change Repurchase Notice for all of your Securities, the principal amount of the Securities which still remain subject to the original Fundamental Change Repurchase Notice. Alternatively, you must comply with the requisite book-entry procedures for the withdrawal of any validly tendered Security. See Section 4 of the Company Notice section entitled “IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE OPTION”.

12.	Unless the Company defaults in making the payment of the Fundamental Change Repurchase Price owed to you, Interest and any Additional Amounts on your Securities as to which you have delivered a Fundamental Change Repurchase Notice shall cease to accrue on and after July 26, 2014.

13.	CUSIP Numbers: 23324TAB3 (2017 Notes) and 256664 AC7 (2028 Notes)